Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
The Board of Directors
BioMed Realty Trust, Inc:
We consent to the use of our report with respect to the consolidated financial statements, the related financial statement schedule III, and the effectiveness of internal control over financial reporting incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Diego, California
November 24, 2008